UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2016

VRINGO, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34785	20-4988129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

780 Third Avenue, 12th Floor, New York, NY 10017

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (212) 309-7549

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 14, 2016, Vringo, Inc. (the “Company”) notified The NASDAQ Stock Market LLC (“NASDAQ”) that following the resignations of Messrs. H. Van Sinclair and Noel J. Spiegel from the Company’s board of directors (the “Board”), as disclosed under Item 5.02 below, the Audit Committee of the Board no longer has three members as required by Listing Rule 5605(c)(2).

On March 16, 2016, the Company received a letter from NASDAQ advising that the Company is no longer in compliance with Listing Rule 5605(c)(2). NASDAQ has provided the Company with a 45 calendar days, during which the Company is required to submit a plan to regain compliance. Once the plan is accepted, NASDAQ can grant the Company an extension of up to 180 days from March 16, 2016 to regain compliance.

The Company intends to regain compliance with the Listing Rules in the near term and retain two additional qualified independent directors to the Audit Committee.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b)          On March 11, 2016, Mr. Noel J. Spiegel resigned from his position as a member of the Board of the Company and its subsidiaries and as a member of all committees of the board of directors on which he serves.

On March 12, 2016, Mr. H. Van Sinclair resigned from his position as a member of the Board of the Company and its subsidiaries and as a member of all committees of the board of directors on which he serves.

Item 8.01	Other Events.

On March 15, 2016, 17,031 shares of restricted stock units vested for Andrew D. Perlman, Chief Executive Officer, 2,190 shares of restricted stock units vested for David L. Cohen, Chief Legal and Intellectual Property Officer and 10,626 shares of restricted stock units vested for Cliff Weinstein, President of Fli Charge and Executive Vice President of the Company. Messrs. Perlman, Cohen and Weinstein elected not to sell portion of the vested restricted stock units to satisfy their tax withholding obligations and instead they paid the estimated tax withholding in cash.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VRINGO, INC.

Date: March 17, 2016	By: /s/ Andrew D. Perlman
	Name:	Andrew D. Perlman
	Title:	Chief Executive Officer